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EXABYTE PURCHASE AGREEMENT
--------------------------

     THIS EXABYTE PURCHASE AGREEMENT ("Agreement"), dated this twenty-second day of February 1995 among Hitachi, Ltd. Electronic Sales Office, a Japanese corporation having its principal place of business at 5-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100, Japan ("Seller"), Nihon Exabyte Corporation, a Japanese corporation having its principal place of business at Kioicho TBR Building 1214, 5-7 Koujimachi, Chiyoda-ku, Tokyo 102, Japan ("Buyer"), and Exabyte Corporation, a Delaware Corporation of the United States of America, located at 1685 38th Street, Boulder, Colorado 80301 U.S.A. ("Exabyte"), also known as the parties, agree as follows:

     WHEREAS, the Buyer is a wholly-owned subsidiary of Exabyte in Japan, engaged in the business of purchasing various components for resale to Exabyte and to other approved parties; and

     WHEREAS, Seller and Exabyte entered into a Development Agreement (as hereinafter defined) on the 28th day of September, 1994, for the design and development of an 8MM deck for data storage applications for use in certain Exabyte products ("Development Agreement"), said Development Agreement being incorporated by reference as if fully set forth herein; and

     WHEREAS, Seller desires to sell to Exabyte and Buyer, and Exabyte and Buyer desire to purchase from Seller such 8MM data storage devices developed under the Development Agreement for the purpose of integrating in the manufacture of Exabyte's products or systems upon the terms and conditions hereafter set forth.

1. DEFINITIONS

   1.1. Affiliate shall mean any entity in which Hitachi's Division has directly or indirectly a majority equity interest.

   1.2. Development Agreement shall mean the agreement entered into by and between Hitachi's Division and Exabyte on the 28th day of September, 1994 for the design and development of an 8mm deck for data storage applications.

   1.3. Funded Hard Tooling shall mean any tooling purchased or paid for by Buyer or Exabyte pursuant to this Agreement or the Development Agreement.

   1.4. Hitachi's Division shall mean the division engaged in the commercial production of Product during the term of this Agreement. Upon execution of this Agreement, it shall mean Video and Personal Media Systems Division.

   1.5. Product shall mean the product and other items manufactured, assembled at Hitachi's Division and sold by the Seller which are listed in Appendix I of this Agreement (and those items, if any, hereafter added by the parties to Appendix I), including the Product defined by the specifications included in Exhibit A.

   1.6. Spare Parts shall mean all parts or components of Product which are listed in Appendix II of the Agreement (and those items, if any, hereafter added by the parties to Appendix II).

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2. SCOPE OF AGREEMENT

   2.1. Term of Agreement

        This Agreement shall become effective upon its execution by both parties by their authorized representatives. The Agreement shall expire thirty-six (36) months thereafter unless the Agreement is terminated earlier pursuant to Section 8 and shall be automatically extended for two additional twelve (12) month periods, unless Buyer notifies Seller in writing at least ninety (90) days prior to the beginning of such period that it desires not to renew.

   2.2. Marketing Rights

        Subject to all terms and conditions of the Agreement, Seller grants Buyer the right to purchase Products from Seller and for Buyer and Exabyte to promote, lease, rent or re-sell such Products in modified form or otherwise throughout the world.

   2.3. Exclusivity

        Seller and Seller's Affiliates agree not to sell any products to third parties which would violate the terms of Section 5.1 of the Development Agreement. The terms of the letter of October 31, 1994 attached as Appendix IV, shall be incorporated herein by reference.

3. TERMS OF PRODUCT SALE

   3.1. Title and Risk of Loss

        Title and risk of loss shall pass to Exabyte and Buyer upon delivery of Product to Buyer's receiving dock or as otherwise identified in the Purchase Order specified in Section 3.3.1. All claims for shipping damages shall be resolved between Seller, carriers or freight forwarders handling the Product and the insurance companies and agents responsible for adjusting such claims, and Exabyte and Buyer shall have no responsibility with respect thereto.

   3.2. Price for Products

        The prices which the Buyer shall pay the Seller for the Product sold pursuant to this Agreement are set out in Appendix I to this Agreement. All prices listed in Appendix I are in Japanese yen, Freight on Rail ("F.O.R."), Buyer's dock. The pricing for Product defined by the specifications set forth in Exhibit A shall in no event be greater than that specified by Appendix I to the Development Agreement. Any change to the prices set forth in Appendix I shall be identified by an amendment to Appendix I which shall be approved by authorized representatives of the parties.
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        3.2.1. Price Increases

        The prices to be paid by Buyer for Product shall remain in effect for the time period set forth in Appendix I. Seller may decrease prices at any time, without notice to Buyer. Such prices are subject to increase only in accordance with Section 5.1.2.2 and Section 3.2.3. Orders for Product placed by Buyer shall, provided delivery is to be

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        made within ninety (90) days of placement of order, be filled at the price in effect at the time of order.

        3.2.2. Product Price

               3.2.2.1. Price Reviews

                        Exabyte and Buyer will provide to Seller quarterly price targets as a continuous effort toward a cost/ price reduction program. Seller agrees to exercise reasonable efforts to meet these targeted reductions.

                        Supplier agrees to a cost/price reduction review meeting every 90 days. Supplier will formally provide Exabyte and Buyer with specific information for price reduction opportunities.

               3.2.2.2. Approval of Unique Charges

                        All non-recurring related expenses shall be approved in advance by Exabyte, and the cost shall be amortized over the Product units purchased by Buyer over a twelve (12) month period. No charges beyond those defined in Exhibit C to the Development Agreement shall be deemed to be approved except as otherwise agreed by the parties in writing.

        3.2.3. Foreign Exchange

               All prices shall be in Japanese yen. The parties agree that at the time of execution of this Agreement the exchange rate is ninety-seven and one-half (97.5) Japanese yen to one (1) U.S. dollar. At such time as the yen-to-dollar exchange rate varies by more than an average of five percent (5%) in either direction over a ninety (90) day period, such exchange rate being that indicated in The Wall Street Journal, the parties agree to share equally in the effects of any such variance beyond such five percent (5%), and will adjust the Product price accordingly.

   3.3. Purchase Order and Acceptance

        3.3.1. Purchase Orders

               Purchase orders ("Purchase Orders") issued by the Buyer ninety
               (90) days prior to initial shipment relating to such Purchase Order for the purchase of Product and/or spare parts shall include the following information:

               a. Model of Product.

               b. Quantity to be purchased.
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               c. Unit price and total order price.

               d. Delivery instructions.

        Delivery Dates shall be separately provided by the Shipment Request Form pursuant to Section 3.3.3.
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        3.3.2. Acceptance of Orders

               Orders shall not be considered as accepted until written acceptance (may be a facsimile) has been made at the principal office of Seller or assignee as appropriate. It is agreed that all such orders shall be governed by the provisions of this Agreement and that none of the provisions of Buyer's Purchase Order or Seller's acknowledgment thereof (either printed, stamped, typed or written) except those specifying the quantity and identification of the Product, the price, invoice information and shipping instructions shall be applicable to the purchase if in conflict with this Agreement, unless specifically accepted or approved in writing and signed on behalf of Seller by an authorized officer. A general or standard acknowledgment of any such order or the making of deliveries with respect thereto shall in no case be construed as an acceptance or approval of the type required of provisions in conflict with the terms of this Agreement. Fulfillment of any Purchase Order accepted by the Seller shall be dependent upon the grant of appropriate licenses, permits and the like from the countries of export and import.

        3.3.3. Delivery Dates

               Delivery Dates shall be reflected on a shipment request form ("Shipment Request Form") for quantities not to exceed the total Product units provided on Purchase Orders which have been previously accepted by Seller. Such Delivery Dates shall not extend beyond one hundred twenty (120) days from the date of the Purchase Orders.

        3.3.4. Changes to Quantities to be Delivered

               Upon Seller's acceptance of Buyer's or Exabyte's Purchase Order, and any Shipment Request Forms thereto, Buyer and/or Exabyte may not change any quantities to be delivered during the first four (4) weeks from the date of Buyer's request for changes.
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               Buyer and/or Exabyte may decrease the quantities by up to
               twenty-five percent (25%) of the total orders in the second four-week period and/or may increase the quantities by up to twenty percent (20%) of the total orders in the second four-week period.

                    Weeks 1-4         Weeks 5-8          Weeks 9-12
                      +/-0%             +20%                +/-50%
                                        -25%

               Seller agrees to accept both increases and decreases in the quantities, provided that these changes do not exceed fifty percent (50%) of the total order for the third four-week period. All of the parties hereto agree to negotiate in good faith any requests for additional changes in quantities, based on materials availability.



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   3.4. Postponement

        Notwithstanding the provisions of Sections 3.3.3 and 3.3.4, Buyer shall be entitled to postpone delivery of all or part of Product units then on order. Such postponement may defer delivery for a maximum of ninety (90) days. Notice of such postponement must be received at least thirty (30) days prior to the beginning of the month in which such Product units were originally scheduled for delivery.

   3.5. Shipments

        3.5.1. Terms

               Product shall be shipped at Seller's expense to Buyer's specified location in the vicinity of Tokyo.

        3.5.2. Packaging

               Seller will provide proposed deck and Spare Parts packaging specifications for Exabyte's review and approval. Seller will package each Product according to approved specifications.

        3.5.3. Charges

               The cost for packaging for normal shipment to Buyer's dock is included in the quoted price provided, however, expedited deliveries will be subject to additional transportation and packaging charges to be paid by Exabyte and Buyer unless expedited deliveries are caused by Seller's inability to deliver to agreed-upon schedules.

        3.5.4. Delinquencies

               If Seller has knowledge that it will not meet the agreed-upon Delivery Dates, Seller shall notify Exabyte in writing a minimum of fifteen (15) days prior to the occurrence of the expected delinquency and provide Exabyte with a schedule to remedy the delinquency. Exabyte shall provide written acceptance or rejection of the proposed revision to the delivery schedule within three (3) business days of such notification. If Exabyte rejects with reasonable cause Seller's remedy schedule, the original or the latest Order schedule shall remain in force. During the period of delinquency by Seller, Seller may either, at Seller's sole option ship the Product to Exabyte's or Buyer's designated destination at Seller's sole expense, or Seller will ship all Product to a location in Japan designated by Exabyte or Buyer in the most expeditious manner. Buyer or Exabyte will then expedite shipment of such Product from Japan to Exabyte's designated plant, and Seller agrees to reimburse Buyer or Exabyte for the additional shipping expense incurred due to Seller's delinquency.
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   3.6. Inspection, Acceptance, Rejection

        3.6.1. Source Inspection

               With advance conference with Seller, Buyer and Exabyte may conduct, at its own expense, source inspection to confirm that
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               each Product unit substantially meets the requirements of this
               Agreement. Such source inspections do not relieve Seller of its obligation to deliver Product conforming to this Agreement and do not constitute acceptance of such Product. Seller will provide adequate space within reasonable proximity to factory and/or required inspection equipment to complete such inspections, at no cost to Exabyte.

        3.6.2. Rights of Rejection

               Upon receipt of shipment hereunder, Buyer shall inspect the Product under such shipment. Claims by Buyer for shortages, incorrect materials or invoicing errors must be made within forty-five (45) days after receipt of shipment by Buyer. Claims for defects in materials, workmanship or failure to meet specifications must be made in accordance with Section 3.6.3.

        3.6.3. Acceptance

               Exabyte may reject Product units not in accordance with the specifications provided by Exhibit B. Product delivered to Exabyte shall be deemed to be accepted by Exabyte unless notice of rejection in writing is given by Buyer or Exabyte to Seller within ninety (90) days after receipt of Product by Exabyte at Exabyte's acceptance location. Payment by the Buyer or Exabyte does not constitute or evidence acceptance.

        3.6.4. Return of Rejected Products

               All defective and suspect defective Products and Spare Parts will be returned for credit to Seller for failure analysis and corrective action and Seller shall exercise its best efforts to ship to Buyer or Exabyte a replacement Product or Spare Part as soon as possible, but in any event not later than sixty (60) days from Seller's receipt of such Product or Spare Parts. In the event that Seller reasonably determines that such defects and/or failures are the fault of Seller, Seller shall be responsible for all freight charges to return the Product to Seller and to ship repaired or replaced Product to Buyer or Exabyte. Defects are defined as commodities/parts that do not meet print or specifications. Failure reports or preliminary analysis shall be due within ten (10) business days after receipt of returned Product by Seller. Each failure analysis report shall determine the root cause and corrective action to be taken.
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   3.7. Payment for Product

        3.7.1. Invoicing

               Seller will submit invoices to Buyer after shipment of Products as described on the Purchase Orders. Invoicing by Seller shall not occur more frequently than once per month.

        3.7.2. Payment Method

               Buyer will make payment to Seller within thirty (30) days following the receipt by Buyer of an invoice from Seller.
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               Payment shall be made by check or wire transfer to:

               Daiichi Kangyo Bank
               Head Office #1167845

        3.7.3. Exabyte as Guarantor

               Exabyte hereby agrees to act as guarantor for all payments to be made by Buyer hereunder.

4. BUYER'S OBLIGATIONS

   4.1. Reports and Estimates

        Exabyte will provide Seller with a twelve-month rolling forecast of Product and Spare Parts to be purchased hereunder. Such forecast is for planning purposes only, and does not represent any commitment to purchase on Exabyte's or Buyer's part, and is not to be relied upon by Seller as a commitment to purchase.

5. SELLER'S OBLIGATIONS

   5.1. Supply of Product

        5.1.1. Terms of Product Sale

               All sales of Product shall be made pursuant to the terms of
               Section 3.

        5.1.2. Product Modification

               Engineering Change Orders: the parties recognize that from time to time Seller will request or will be requested by Buyer to implement Engineering Change Orders ("ECO's"). The following outlines the proper procedures.
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               5.1.2.1. Seller Requests Buyer

                        For all proposed ECO's which do not affect form, fit or function of the Product, Seller will communicate with Buyer via a telephone conference to discuss such proposed changes. No further action shall be required of either party unless mutually agreed to during such telephone conference. For all proposed ECO's which do affect form, fit or function, or safety certification requirements, Seller is to notify Buyer in writing of all such proposed ECO's and will provide Buyer with samples of all such ECO's. This notification will include the appropriate documentation to support Buyer's investigation of the impact of this proposal, as well as costs that are involved for obsolete material in work-in-process, in the stockroom, and what is on order. Buyer will review the labor cost and impact for the implementation of the proposed ECO. If lead time or new costs are required for the ECO, lead time and new costs will be reviewed.

                        a. Buyer is to report to Seller within ten (10)
                           business days.
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                        b. Seller is to notify Buyer in writing within ten
                           (10) business days of its decision as to the ECO-associated proposed costs and the commencement dates.

                        c. Buyer reserves the right to accept or reject all
                           such proposed ECO's which in its reasonable opinion affect form, fit, function or safety certification requirements.

               5.1.2.2. Buyer Requests Seller

                        a. Buyer agrees to notify Seller in writing of all
                           proposed Engineering Change Orders (ECO's). This notification will include the appropriate documentation to support Seller's investigation of the impact of this proposal.

                        b. Seller is to report to Buyer within ten (10)
                           business days of Buyer's request the costs that are involved for obsolete material in work-in-process, in the stockroom, and what is on order. Buyer will review the labor cost and impact for the implementation of the proposed ECO. If new material is required for the ECO, lead time and new cost will be reviewed and mutually agreed upon.

                        c. Buyer is to notify Seller in writing within ten
                           (10) business days of its decision as to the proposed ECO associated costs and the commencement dates.

   5.2. Supply of Spare Parts

        The Seller shall offer for sale Spare Parts necessary for the maintenance of the Product during the term of this Agreement and for a period of five (5) years after the date of delivery of the last Product unit under this Agreement. The Spare Parts shall be interchangeable with and of the same quality as those installed in the Product and will be produced or inspected by the Seller, in the same manner and according to the same procedure as the Seller uses for parts installed in the Product.
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        5.2.1. Terms of Sale of Spare Parts

               5.2.1.1. Title and Risk of Loss

                        Title and Risk of Loss to Spare Parts shall pass to Buyer at Buyer's dock.

               5.2.1.2. Shipments

                        Shipment terms for Spare Parts shall be identical to the shipment terms for Product. Section 3.5 shall be incorporated by reference into this Section with the term Product replaced herein by the term Spare Parts.



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               5.2.1.3. Payment

                        Section 3.7 shall be incorporated herein with the term Product replaced by the term Spare Parts.

               5.2.1.4. Price

                        Seller to provide Spare Parts pricing to include recommended items, quantity of issue and lead times. The price for Spare Parts shall be identified in Appendix II.

   5.3. Maintenance and Disposition of Funded Hard Tooling

        The Funded Hard Tooling developed by Seller and paid for entirely by Exabyte pursuant to the Development Agreement and as identified in Exhibit C to the Development Agreement, shall be deemed to be exclusively owned by Exabyte. Seller, at its own expense, shall be responsible to store, protect, preserve, repair and maintain such Funded Hard Tooling in accordance with Seller's usual practice (wear and tear excepted). Upon termination or expiration of this Agreement, Seller shall request disposition instructions for all Funded Hard Tooling. Seller agrees to make such Funded Hard Tooling available to Exabyte according to the disposition instructions of Exabyte, including preparation, packaging and shipping. Preparation, packaging and shipment shall be at Exabyte's expense. The use of Funded Hard Tooling by Seller shall be expressly limited to the manufacture of Products for Buyer under this Agreement or as otherwise provided in the Development Agreement or as otherwise agreed to by Exabyte in writing. Exabyte will be responsible for the necessary insurance coverage of specified tooling items in Exhibit C in the Development Agreement.

   5.4. Technical Training and Support

        Seller and Exabyte agree to discuss in good faith the appropriate level of technical training and support provided by Seller to Exabyte.
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   5.5. Documentation

        Seller and Exabyte agree to discuss in good faith the appropriate level of documentation provided by Seller to Exabyte.

6. SELLER'S REPRESENTATION, WARRANTY AND INDEMNIFICATION

   6.1. Product Testing

        Prior to delivery, Seller shall conduct an acceptance test at its plant on each Product unit manufactured by Seller. A complete record of inspections and tests performed on each such Product unit shall be kept by the Seller for a reasonable period and made available to the Buyer upon request. The Buyer's representative may, upon reasonable request and at its sole expense, witness the final inspection tests carried out by the Seller, but Buyer's failure to witness such tests shall not be grounds for refusing delivery or for a refusal to accept any Product unit.



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        6.1.1. Quality Plan

               Seller will provide to Buyer documentation of all related manufacturing, maintenance, and quality control processes, including explanations of what types of data are maintained and what type of information is available, given such processes ("Quality Plan"), to be furnished as Exhibit C hereto. Seller will provide Exabyte with such final Quality Plan no later than thirty (30) days after the execution of this Agreement. Seller must provide Product that is of an Acceptable Quality Level and both the Product and the manufacturing process must meet the quality requirements set forth in Exhibit C of this Agreement. Seller agrees to accommodate Buyer's requests for any additional or different testing and Buyer agrees to be responsible for all additional expenses for such testing.

   6.2. Product Warranty and Epidemic Failure

        6.2.1. Warranty

               6.2.1.1. Representation

                        Seller warrants that for a period of eighteen (18) months from the date of shipment by Seller, no more than five percent (5%) of any and all Products within each weekly Product lot shall be defective in design, material and/or workmanship which would cause a Product failure ("Epidemic Failure"). In the event that any weekly Product lot qualifies hereunder as Epidemic Failure as herein defined, Buyer has the right to reject such entire Products. In case of such a failure, Seller shall take one or more of the following corrective actions, at Seller's sole cost and expense and at its sole option: (1) repair such Products; (2) replace such Products; (3) credit Buyer for such Products at Buyer's landed cost;
                        (4) reimburse Buyer for its expense including labor and materials in correcting such Products. Buyer shall notify Seller of any such defects within sixty
                        (60) days after discovery thereof. Buyer shall notify Seller of the total liability chargeable to Seller for a particular incident within twenty (20) months after the date of such shipment from Seller. Seller is responsible for all freight charges to return the Product to Seller and to ship repaired or replaced Product to Buyer or Exabyte. From time to time Seller and Buyer shall mutually agree on the minimum quantity of Product to be returned in each such shipment.

                        Seller shall perform all such repairs, replacements, credits or reimbursements as soon as reasonably possible, but not later than sixty (60) days from Buyer's or Exabyte's notice to Seller of such defects.
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               6.2.1.2. Exclusions

                        Seller is free from any warranty obligation in the following cases:

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                        a. Defects and damages caused by storage,
                           transportation or use exceeding the limits of the Specifications after delivery of the Products by Seller to Buyer;

                        b. Defects and damages caused by modifications without
                           approval by Seller;

                        c. Defects and damages caused by the software created
                           solely by Buyer and/or unique feature and specification incorporated in the Products at the direction of Buyer.

                        Seller reserves the right to inspect allegedly defective Product.

               6.2.1.3. Clear Title

                        Seller warrants that at the time of delivery by Seller to Buyer hereunder title to all Product delivered by Buyer shall be free and clear of all liens, encumbrances or other claims.

   6.3. Patent Indemnification

        For any product wholly designed by Seller and sold hereunder, Seller shall indemnify and hold harmless Buyer and/or Exabyte against any liability arising out of or in connection with any claim or action that the Product infringes any third party patent provided that (i) Seller shall be promptly notified in writing of such claim or action within five (5) days after Buyer and/or Exabyte shall have received actual notice thereof; (ii) Seller shall have the sole control of the defense of any suit on such claim and all negotiations for settlement or compromise; and (iii) Buyer and/or Exabyte shall provide all reasonable assistance at Seller's expense in defending any suit.
        For any product wholly designed by Buyer and/or Exabyte, Buyer and/or Exabyte shall indemnify and hold harmless Seller against any liability arising out of or in connection with any claim or action that the Product infringes any third party patent provided that (i) Buyer and/or Exabyte shall be promptly notified in writing of such claim or action within five (5) days after Seller shall have received actual notice thereof; (ii) Buyer and/or Exabyte shall have the sole control of the defense of any suit on such claim and all negotiations for settlement or compromise; and (iii) Seller shall provide all reasonable assistance at Buyer's and/or Exabyte's expense in defending any suit. Such indemnification shall extend only to actual damages assessed against or incurred by Buyer and/or Exabyte, or Seller as appropriate. Buyer and/or Exabyte shall not be entitled to recover from Seller any loss of profits suffered by Buyer and/or Exabyte as a result of said infringement; nor shall Seller be entitled to recover from Buyer and/or Exabyte any loss of profits suffered by Seller as a result of said infringement. Seller shall not indemnify Buyer and/or Exabyte against and shall not hold Buyer and/or Exabyte harmless from any other claims or actions including, but not limited to, a claim involving any Product manufactured in accordance with Buyer's and/or Exabyte's specifications or manufactured by a process specified by Buyer and/or Exabyte, or a claim involving any combination of the Product with other equipment or parts to form an allegedly infringing system or product. Buyer and/or Exabyte shall not indemnify Seller against and shall not hold Seller harmless from any other claims or actions including, but not limited to, a claim involving any combination of the Product with other equipment or parts to form an allegedly infringing system or product. In no event shall Seller be liable to Buyer and/or Exabyte, nor shall Buyer and/or Exabyte be liable to Seller for any special or incidental or consequential damages arising from infringement or alleged infringement hereunder. For any product jointly designed by Seller and Buyer and/or Exabyte and sold hereunder, neither party shall indemnify nor hold harmless the other against any liability arising out of or in connection with any claim or action that the product infringes any third-party patent unless it be judicially determined that one party contributed all elements of the design necessary to infringe all claims of the patent, in which case the all-contributing party shall indemnify and hold harmless the other in accordance with the terms hereof. The foregoing states the entire liability of both parties for infringement on third party rights which arises out of the Product sold to Buyer and/or Exabyte hereunder.
PAGE(12)
   6.4. Intellectual Property Ownership

        In connection with any idea (whether or not patentable or protectable by copyright), designs, improvements, inventions (whether or not patentable), discoveries, and copyrightable works relating to the business of Exabyte, which are made, authored, co-authored, reduced to practice, devised or conceived either solely by Seller using funds or proprietary information of Exabyte or jointly by Seller and Exabyte, such idea, designs, improvements, inventions, discoveries and copyrightable works shall be disclosed to Exabyte, and be jointly owned by Exabyte and Seller. Seller agrees that Seller and Seller's employees, agents, and contractors will execute any instruments and to do all things reasonable requested by Exabyte in order to more fully vest in Exabyte the joint ownership rights and those items mentioned in the preceding sentence to Exabyte. Seller also agrees to provide Exabyte with all documents necessary in connection with the filing of any patent application of the idea, designs, improvements, inventions, discoveries and copyrightable works which are made, authored, co-authored, reduced to practice, devised or conceived either solely by Seller using funds or proprietary information of Exabyte or jointly by Seller and Exabyte. Seller further agrees that Seller will not independently file any patent application of the idea, designs, improvements, inventions, discoveries and copyrightable works which are made, authored, co-authored, reduced to practice, devised or conceived either solely by Seller using funds or proprietary information of Exabyte or jointly by Seller and Exabyte.
PAGE(13)
   6.5. Continuity of Supply, Disaster Recovery

        6.5.1. Procurement of Components

               Should Seller require more than the defined lead time to acquire certain raw materials, Seller shall identify such raw materials and required lead times. Exabyte will then authorize in writing Seller's procurement of such raw materials and, in the event of termination of this Agreement, Exabyte's liability for the cost of such raw materials and the associated work-in-process, is limited to the quantity which Exabyte approved in writing. Seller shall provide unique long-lead time components exception list in Appendix III.

        6.5.2. Disaster Recovery Plan

               Seller agrees to develop a suitable Disaster Recovery Plan to assure the continued supply of Product to Buyer and Exabyte. Such Disaster Recovery Plan shall be submitted to Exabyte concurrent with shipment to Buyer of first production units.

7. MUTUAL REPRESENTATIONS

   7.1. Non-Disclosure of Agreement

        Seller and Buyer and/or Exabyte agree not to disclose the existence of the relationship between Buyer and/or Exabyte and Seller arising under this Agreement or the fact that Seller is performing services for Buyer and/or Exabyte without the advance written permission of the other party.

   7.2. Confidentiality

        The terms provided in Section 6.1 of the Development Agreement shall apply with the term "Exabyte" replaced by "Exabyte and/or Buyer".

8. TERMINATION

   8.1. Initial Term

        This Agreement shall extend for the period provided in Section 2.1.

   8.2. Termination by Mutual Consent

        This Agreement shall be subject to termination prior to the Initial Term at any time by mutual consent of the parties, evidenced by a written agreement provided for termination.

   8.3. Termination by Bankruptcy

        This Agreement may be immediately terminated by the Seller if Exabyte, or by Exabyte if Seller, files a voluntary petition in bankruptcy or under any similar insolvency law, makes an assignment for the benefit of its creditors, or if any involuntary petition in bankruptcy or under any similar insolvency law is filed against it, or if a receiver is appointed for, or a levy or attachment is made against all or substantially all of its assets, and such involuntary petition is not dismissed or such receiver or levy or attachment is not discharged within sixty (60) days after the filing or appointment thereof.
PAGE(14)
   8.4. Termination by Exabyte

        Exabyte shall have the right to terminate this Agreement without cause upon six (6) months' advance written notice to Seller. In the event of such termination, all Purchase Orders issued hereunder may be canceled by Exabyte as of the effective date of such termination without further notice to Seller.

   8.5. Effects of Termination by Exabyte

        In the event Exabyte terminates pursuant to Section 8.3, Seller's sole obligations shall be as follows:

        8.5.1. Seller shall, upon the effective date of such termination, cease all assembly operation and production required by purchase orders issued under this Agreement.

        8.5.2. Seller shall deliver promptly all completed acceptable Products manufactured pursuant to Exabyte and Buyer purchase orders.

        8.5.3. Seller shall return immediately at Exabyte's expense all loaned or leased equipment provided to Seller by Exabyte under this Agreement.

        8.5.4. Seller shall prepare and submit to Exabyte and Buyer an itemization of all partially completed Products, assemblies and process and parts inventories (including parts which Seller is committed to purchase from its subcontractors) which are allocated to the Exabyte and Buyer purchase order releases placed and Section 6.5.1 under this Agreement.

9. FORCE MAJEURE

   The Seller shall not be liable for delays in delivery or failure to manufacture or deliver Product or to otherwise perform any obligation due to the Buyer under this Agreement due to any cause beyond the Seller's reasonable control, such as acts of God, acts of civil or military authority, labor disputes, fire, riots, civil commotions, sabotage, war, embargo, blockage, floods, epidemics, power shortages, or when due to governmental restrictions or failure of a supplier to deliver. The rights of Buyer under this Agreement shall not be affected by Buyer's failure to meet any condition contained herein where such failure is directly and primarily due to any cause beyond its reasonable control such as acts of God, acts of civil or military authority, labor disputes, fire, riots, civil commotions, sabotage, war, embargo, blockage, floods, epidemics, power shortages, or when due to governmental restrictions.
PAGE(15)
10. CONSTRUCTION OF AGREEMENT

    10.1. Headings

          Headings, which include the underlined portion following the Section number, have been used for reference purposes only and shall have no operative effect in the construction of the rights or obligations pursuant to this Agreement.

    10.2. References

          Any reference to a Section number shall include all subsections of such Sections.

    10.3. Controlling Law

          This Agreement shall be construed under and governed by the laws of the State of New York, United States of America and any disputes between the parties in respect to this Development Agreement shall be decided by the competent federal courts in the State of New York.

    10.4. Arbitration

          All disputes, controversies or differences which may arise between the parties in relation to or in connection with this Agreement shall be settled by amicable negotiation by both parties. If both parties are unable to settle such disputes, then, such disputes shall be referred to and finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be conducted in English and take place in Japan if it is initiated by Buyer and or Exabyte or in the U.S.A. if it is initiated by Seller. The award of arbitration shall bind both parties.
PAGE(15-16)
11. GENERAL PROVISIONS

    11.1. Entire Agreement:  Counterparts

          This Agreement, as implemented by Purchase Orders for Products, is intended to be the sole and complete statement of the obligations of the parties as to the sale and purchase of the Products and supersedes all previous understandings, negotiations and proposals as to such sale and purchase provided, however, that the terms of the Development Agreement shall be deemed to survive. In the event of any conflict between the terms and conditions contained in the Development Agreement and this Agreement, the terms and conditions contained in this Agreement shall prevail. This Agreement may not be altered, amended, or modified except in writing signed by duly authorized representatives of Seller, Buyer and Exabyte. Any printed conditions on Purchase Orders and acceptance forms are superseded by this Agreement and shall be of no effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

    11.2. Enforcement

          In the event any provisions of this Agreement are declared non-enforceable by a duly authorized court having jurisdiction, then this Agreement with respect to enforceable provision shall continue in force and all rights and remedies under the remaining enforceable provisions shall survive any such judicial declarations; provided that this Agreement still expresses the general intent of the parties. In the event the general intent of the parties cannot be preserved, this Agreement shall either be renegotiated or rendered null and void.
PAGE(17)
    11.3. Notices

          Notices and other communication by a party under this Agreement shall be given in writing by mail, postage prepaid, certified, recorded, or registered, and addressed to the parties at their respective addresses as set forth below:

SELLER:

Hitachi, Ltd. Electronic Sales Office
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo
100 Japan
Attn:  Mr. Natsuki Kogiso


BUYER:

Nihon Exabyte Corporation
Kioicho TBR Building 1214
5-7 Koujimachi, Chiyoda-kuTokyo 102, Japan
Attn:  Mr. Hisahiro Endo


EXABYTE:

Exabyte Corporation
1685 38th Street
Boulder, Colorado 80301 U.S.A.
Attn:  Mr. Stephen F. Smith

Such notices shall be deemed to have been given upon mailing. Notices also may be given by facsimile, if in the case of the Buyer, they are sent to the following facsimile number: 03-3237-2910, and in the case of the Seller, they are sent to the following number: 03-3214-7269. If given by facsimile, notices shall be deemed to have been given on the date of transmission.
All facsimile notices shall be confirmed by written notice mail, as provided above, within five (5) days of the date the telex is sent.

    11.4. Assignment

          This Agreement is not assignable by either party without the written permission of the other party.

    11.5. Waiver

          A waiver by either party of its rights under this Agreement with respect to a breach of the other party's obligations hereunder shall not be construed as a continuing waiver with respect to other breaches of the same or of other provisions of this Agreement.
PAGE(18)
    11.6. No Agency Created

          Neither Exabyte nor Buyer is a partner, joint venturer, agent, legal representative, or employee of the Seller. Neither party is granted the right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind such other party in any manner to anything whatsoever.

    11.7. Official Language

          The official language of this Agreement is English. Documents or notices not originally written in English shall have no effect under this Agreement until they have been translated into English by the party providing the notice or document and the English translation shall then be the controlling form of the document or notice.
PAGE(19)
     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives, effective as of the date first set forth above.

Hitachi, Ltd. Electronic Sales Office
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo
100 Japan


By:-------------------------------------
	Mr. Natsuki Kogiso

Title:	Director/General Manager, Electronic Devices Trade Division


WITNESSED BY:---------------------------
Hitachi, Ltd. Video and Personal Media Systems Division


By:-------------------------------------
	Mr. Toru Funatsu

Title:	General Manager


NIHON EXABYTE CORPORATION
Kioicho TBR Building 1214
5-7 Koujimachi, Chiyoda-ku
Tokyo 102, Japan


By:
   -----------------------------

Title:
      --------------------------

EXABYTE CORPORATION
1685 38th Street
Boulder, Colorado 80301 U.S.A.


By:
   -----------------------------

Title:
      --------------------------